Exhibit 10.1


                              ASSIGNMENT AGREEMENT
                              --------------------

            AGREEMENT made as of the 15th day of August, 2005, by and between GEORGE FOREMAN PRODUCTIONS, INC., and GEORGE FOREMAN, [ADDRESS] on the one hand (collectively, "Assignor"), and GEORGE FOREMAN VENTURES LLC, 100 N. Wilkes-Barre Blvd, 4th Floor, Wilkes-Barre, Pennsylvania 18702, on the other hand ("Assignee"). Whereas, subject to certain limited exceptions described herein, Assignor is the owner of all right, title and interest, in and to the Indicia Rights and the Marks (as defined below), and whereas Assignee desires to obtain all right, title and interest in and to the Indicia Rights and the Marks (as defined below), all on the terms and conditions provided below, the parties agree as follows, for good and valuable consideration, the receipt of which is hereby acknowledged:

            1.    Definitions.

                  (a) The  "Foreman  Indicia":  The  name,  image,  signature, voice, likenesses, caricatures, sobriquets, and all other identifying features and indicia of the boxing celebrity George Foreman, both now known and hereafter found or developed.

                  (b) The "Marks":

                  GEORGE FOREMAN

                  GF SPORT BY GEORGE FOREMAN

                  GEORGE FOREMAN SIGNATURE

                  SIGNATURE COLLECTION BY GEORGE FOREMAN

                  GEORGE FOREMAN SAUCES

                  GEORGE FOREMAN KNOCKOUT

                  GEORGE FOREMAN SIGNATURE COLLECTION

                  COMFORT ZONE BY GEORGE FOREMAN

                  GEORGE FOREMAN LEAN MEAN CONTACT ROASTING
                      MACHINE



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                  GEORGE FOREMAN'S FUSION GRILL

                  BIG GEORGE

and all colorable variations thereof; and all other words, phrases, symbols and designs, and combinations of words, phrases, symbols and designs, that incorporate or otherwise refer to the Foreman Indicia, in whole or in part, and that have been used, are being used, or could be used, anywhere in the universe, as trademarks or trade names or service marks or service names, in any and all categories and classes of products and services, without limitation.

                  (c) The  "Indicia  Rights":  the sole and  exclusive  right, throughout the universe in perpetuity, to use the Foreman Indicia, in whole or in part in connection with the manufacture, distribution, sale, advertising, promotion, and other exploitation of all products; and the distribution, sale, advertising, promotion, and other exploitation of all services; including without limitation, the following uses: (i) on products;
(ii) on product packaging; (iii) on labeling; (iv) on signage; and (v) on any and all promotional and advertising messages and materials; by any and all means and media, both known and unknown, throughout the universe.
Notwithstanding the foregoing, Assignee acknowledges that the grant of Indicia Rights hereunder is subject to Assignor's reservation of rights pursuant to Paragraph 6(b) of the Services Agreement (as defined below).

                  (d) The "Percentage Rate":  Fifty percent (50%).

                  (e) A  "Semi-Annual   Period":  Each  six  (6)-month  period
ending each June 30 and December 31, provided that the first Semi-Annual Period shall run from the date hereof until December 31, 2005.

                  (f) "Royalty Reporting Periods": The period from the date hereof to December 31, 2005; and each Semi-Annual Period thereafter.

                  (g) "Products": Products sold under one or more Marks by Assignee or under license from Assignee.

                  (h) "Services": Services sold under one or more Marks by Assignee or under license from Assignee.

                  (i) "Traditional Licenses": Licenses by Assignee (directly or through MM Companies, Inc. ("MM Companies") or any Controlled Entity (as defined in the LLC Agreement)) granting the right to unaffiliated third parties to sell one or more Products or Services under one or more Marks; provided, however, that "Traditional Licenses" shall not include licenses which provide for, or are entered into in connection with:

                           (A)   a   material    investment    of   Assignee's
resources (or resources of MM Companies or any Controlled Entity) in such licensee (whether in the form of an equity or debt investment) in a transaction that would be reflected on the financial statements of the Assignee (or the financial statements of MM Companies or any Controlled Entity) as long-term debt or an equity investment, or

                           (B)  a  joint   venture,   strategic   alliance  or
other business partnership of comparable scope with such licensee requiring a material commitment of the Assignee's financial resources (or financial resources of MM Companies or any Controlled Entity) (it being understood that financial commitments to licensees of the types contemplated by the agreements described on Schedule A below (collectively, "Existing License Agreements") shall not be deemed "material" for purposes of this clause (B)), or

                           (C) any other  transaction  in which  Assignee,  MM
Companies or any Controlled Entity agrees to assume categories of costs and expenses that are, or to commit internal resources in a manner that is, not customary in commercial, arm's length licensing arrangements in the given industry and product segment (or, in the case of the industries and product segments currently covered by the Existing License Agreements, that are not provided for in any of the Existing License Agreements) and which represent, in the aggregate, an economic risk to the Assignee (or MM Companies or a Controlled Entity, as appropriate) that is materially greater than the economic risks to which licensors would be customarily subject under such arrangements (or, as applicable, to which George Foreman and/or George Foreman Productions, Inc., as applicable, was subject under the terms of the Existing License Agreements).

                  For purposes of the foregoing determinations, materiality shall be determined by the Assignee with due consideration given to (1) materiality to the licensor (e.g.,

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

amount of licensor's assets or net income committed), (2) materiality to the licensee (e.g., percentage stake in licensee granted in respect of the investment), and (3) materiality in light of a reasonable businessperson's expectations as to the overall value of the given transaction (e.g., resources committed as percentage of anticipated revenues over license term). The
Assignee shall provide written notice of such determinations to Assignor within ten (10) business days of execution of the respective agreement(s), with such determinations to be conclusively binding unless objected to in writing by Assignor within ten (10) business days of such notice. In the event of any such objection, unless resolved within five (5) business days by mutual written agreement of the parties such dispute shall be referred for binding expedited arbitration in accordance with Paragraph 10 of this Agreement, with all costs and expenses of such arbitration (including reasonable legal fees and costs of the prevailing party) to be borne by the losing party.

                  (j) "Net Traditional License Payments": The payments of royalties actually received (including, without limitation, by way of advances and guarantees) by Assignee, MM Companies and any and all Controlled Entities in United States Dollars in the United States, derived from the sale of Products and Services pursuant to any and all Traditional Licenses remaining after the deduction of any and all out-of-pocket expenses incurred by Assignee, MM Companies and any and all Controlled Entities in connection with such Traditional Licenses, including agents' fees; provided, however, if Assignee is ever required to return all or any portion of a royalty advance, guarantee or other payment to a licensee, then Assignor will immediately, upon notice from Assignee, return Assignor's share of such royalty advance, guarantee or other payment. As an example, and for clarification purposes only, in the event that (w) Assignee, MM Companies and the Controlled Entities receive, in a fiscal year, Two Million Dollars ($2,000,000) from the sale of

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

Products and Services pursuant to the Traditional Licenses and Eight Million Dollars ($8,000,000) in income derived from the exploitation of the Indicia Rights and Marks other than in connection with Traditional Licenses, (x) some agents' fees were incurred in connection with some subset of the Traditional Licenses, amounting to Fifty Thousand Dollars ($50,000), (y) salaries incurred by Assignee, MM Companies and the Controlled Entities were Six Hundred Thousand Dollars ($600,000) and (z) other out-of-pocket expenses incurred by Assignee, MM Companies and the Controlled Entities in connection with the Traditional Licenses were Thirty Thousand Dollars ($30,000), then Net Traditional License Payments for such year would equal (i) Two Million Dollars ($2,000,000) minus (ii) Fifty Thousand Dollars ($50,000) minus (iii) the product of (A) Six Hundred Thousand Dollars ($600,000) and (B) a fraction, the numerator of which is Two Million Dollars ($2,000,000) and the denominator of which is the sum of Two Million Dollars ($2,000,000) and Eight Million Dollars ($8,000,000), minus (iv) Thirty Thousand Dollars ($30,000), for total Net Traditional License Payments of One Million Eight Hundred Thousand Dollars ($1,800,000).

                  (k) "Assignor Royalty": The product of Net Traditional License Payments multiplied by the Percentage Rate, as such product may be adjusted pursuant to Paragraph 4 hereof.

                  (l) "Royalty Report": A written statement setting forth the computation of the Net Traditional License Payments and the Assignor Royalty due to Assignor for each Semi-Annual Period.

            2.    Assignment.  Subject to Paragraph 3 below:

            (a)   For the consideration described in Paragraph 4 below:

            (i) Assignor does hereby sell, grant, assign and otherwise set over to Assignee, solely and exclusively and forever, irrevocably and unconditionally, all right, title and interest, of every nature and description, whether or not such rights are now known, recognized or contemplated, in and to:

                  (A) the Indicia Rights;

                  (B) the Marks, together with the good will of the business symbolized by the Marks, and the portion of the business appurtenant to the Marks, throughout the universe;

                  (C) any and all registrations of, and applications to register, the Marks filed in the United States Patent and Trademark Office and in any states within the United States (e.g., without limitation, Louisiana), including without limitation, the registrations and/or applications listed on Exhibit A below in the name of Assignor, George E. Foreman, Jr. or George E. Foreman, III; and

                  (D) any and all registrations of, and applications to register, the Marks filed anywhere else in the world in the name of Assignor, George E. Foreman, Jr. or George E. Foreman, III.


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

            (ii) With respect to each registration and/or application not included in Paragraph 2(a)(i)(C) or 2(a)(i)(D) and obtained pursuant to or in connection with any Existing Agreement or Salton Agreement (each as defined below) (including, without limitation, all of the registrations and applications listed on Exhibit D below): if any such Existing Agreement or Salton Agreement expires or terminates and/or the applicable registration or application is assigned to, transferred to and/or acquired by Assignor or any person, corporation or other business entity related to Assignor ("Related Entities"), Assignor shall promptly (A) sell, grant, assign and otherwise set over to Assignee (collectively, "Grant"), solely and exclusively and forever, irrevocably and unconditionally, all right, title and interest, of every nature and description, whether or not such rights are now known, recognized or contemplated, in and to such registration or application, as applicable, or (B) cause the applicable Related Entity to make such Grant to Assignee.

            (b) Without limiting the foregoing, Assignor acknowledges that Assignee is hereby granted the sole and exclusive right, throughout the universe, in perpetuity, to manufacture, to have manufactured for it, to use, to distribute, to furnish and to sell Products and Services; to exercise the Indicia Rights; and to license one or more of the foregoing rights to one or more third parties; subject to Paragraph 3 below.

            (c) Contemporaneously with its execution of this Assignment Agreement, Assignor shall deliver to Assignee short-form assignments executed before a notary of each and every existing trademark registration and application to register, relating to the Marks, in the form annexed as Exhibit C, including without limitation the registrations and applications to register listed on Exhibits A and B, but excluding (i) the Marks registered or applied for registration by Salton, Inc., Salton-Maxim Housewares, Inc. and Designs Apparel, Inc. listed on Exhibit D and (ii) any abandoned Marks.

            (d) Within thirty (30) days after full execution of this Assignment Agreement, GEORGE FOREMAN PRODUCTIONS, INC., shall formally change its corporate name to one that does not incorporate the name GEORGE FOREMAN, or any other Mark, or any other element of the Foreman Indicia. GEORGE FOREMAN PRODUCTIONS, INC., hereafter shall cease and desist from any and all other uses of the Foreman Indicia, the Indicia Rights and/or the


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

Marks, subject to Assignor's reservation of rights pursuant to Paragraph 6(b) of the Services Agreement (as defined below); and GEORGE FOREMAN hereafter shall cease and desist from any and all uses of the Indicia Rights and/or the Marks; and neither GEORGE FOREMAN PRODUCTIONS, INC., nor GEORGE FOREMAN, nor any person or entity related or affiliated with one or both of them, shall authorize any other person, firm or entity, to make any use of the Foreman Indicia, the Indicia Rights and/or the Marks, on or in connection with any product or service; subject only to the Existing Agreements and Salton Agreements described in Paragraph 3 below and to Assignor's reservation of rights pursuant to Paragraph 6(b) of the Services Agreement (as defined below).

            3. Existing Agreements, Salton Agreements and Limitations on Assignment.

            (a) Assignee acknowledges that GEORGE FOREMAN PRODUCTIONS, INC., and/or GEORGE FOREMAN have entered into certain license agreements and endorsement agreements described on Exhibit E attached hereto (the "Existing Agreements") and that, accordingly, the grant of rights to Assignee does not include the rights previously conveyed under the Existing Agreements and remaining thereunder with the applicable third party as of the date hereof. As a material inducement to Assignee to enter into this Agreement, Assignor warrants and represents that (i) there are no existing agreements or understandings in effect pertaining to the Marks or Indicia Rights other than the Existing Agreements and the Salton Agreements (as defined below) and (ii) the prior licenses and endorsements under the Existing Agreements grant rights that remain in effect as of the date hereof, solely in connection with the specific products and services described on Exhibit F-1 attached hereto (the "Encumbered Categories"), and to no others. Assignee represents and warrants that it will not violate the exclusivity restrictions contained in the Existing Agreements that are described on Exhibit F-2 attached hereto as long as the applicable Existing Agreement remains in effect and the applicable licensee has not waived the applicable restriction. At no time shall Assignor purport to enlarge any right granted under any Existing Agreement. If any rights to any Marks or Indicia Rights granted by Assignor under any such Existing Agreement revert to, are assigned to, are transferred to and/or are acquired by Assignor or any Related Entity (the "Reverted Existing Agreement Rights"), such Reverted Existing Agreement Rights shall immediately be transferred and assigned to Assignee, together with the good will of the business symbolized by such Reverted Existing Agreement Rights, throughout the universe, and all registrations and

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

applications to register any and all Marks made by, under the authority of, or on behalf of, any such licensees and/or any assignee, licensee, or successor of any such licensees, at any time; provided, however, that following any such assignment, Assignee shall, upon Assignor's request, license to Assignor or Assignor's designee, on a royalty-free basis on customary industry terms to be negotiated in good faith, including, without limitation, quality control provisions, the right to exploit the applicable Reverted Existing Agreement Rights in connection with the Encumbered Categories (excluding the product categories licensed pursuant to the agreement dated as of March 3, 2004, among Salton, Inc., George Foreman and Cambridge Foods LLC (the "Sauces Agreement"), which rights shall belong entirely to Assignee) with respect to which the applicable licensee holds rights as of the date of this Agreement and if the parties are unable to agree upon such terms, the parties shall submit the matter on an expedited basis for arbitration in accordance with the procedures described in Paragraph 10(b) below.

            (b)   Assignee  further  acknowledges  that  Assignor  has entered into a certain purchase agreement (together with certain agreements included as exhibits thereto and a related trademark assignment), as amended, and perpetual license agreement with Salton, Inc., all as described on Exhibit G attached hereto (collectively, the "Existing Salton Assignment") and Salton, Inc. entered into a license agreement with Franco Manufacturing Co., Inc. described on Exhibit H attached hereto (the "Franco License" and, collectively with the Existing Salton Assignment, the "Salton Agreements"), and that accordingly the grant of rights to Assignee does not include the rights previously conveyed under the Existing Salton Assignment and the Franco License (solely in connection with the product categories described on Exhibit I attached hereto (the "Encumbered Salton Categories")) and remaining with Salton, Inc. and Franco Manufacturing Co., Inc., respectively, as of the date hereof. Assignor warrants and represents that the Salton Agreements grant rights that remain in effect as of the date hereof solely in connection with the product categories described on Exhibit I attached hereto, and to no others. If any rights to any Marks granted by Assignor under any Salton Agreements revert to, are assigned to, are transferred to and/or are acquired by Assignor or any Related Entity (the "Reverted Salton Marks"), such Marks shall immediately be transferred and assigned to Assignee, together with the good will of the business symbolized by such Marks, throughout the universe, and all registrations and applications to register any and all Marks made by, under the authority of, or on behalf of, Salton, Inc. and/or any assignee, licensee, or successor of Salton,

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

Inc., at any time; provided, however, that following any such assignment, Assignee shall, upon Assignor's request, license to Assignor or Assignor's designee, on a royalty-free basis on customary industry terms to be negotiated in good faith, including, without limitation, quality control provisions, the right to exploit the applicable Reverted Salton Marks in connection with the Encumbered Salton Categories with respect to which Salton, Inc. holds rights as of the date of this Agreement and if the parties are unable to agree upon such terms, the parties shall submit the matter on an expedited basis for arbitration in accordance with the procedures described in Paragraph 10(b) below. At no time shall Assignor purport to enlarge any right granted under the Salton Agreements.

            (c)   Assignor  warrants and represents that neither  Assignor nor
any  other  person,  firm  or  entity,  has  licensed,  assigned,   delegated,
mortgaged, hypothecated, transferred or encumbered any right granted to Assignee hereunder, except to the extent found in the Existing Agreements and the Salton Agreements.

            (d)   Intentionally omitted.

            (e) Assignor agrees to use its commercially reasonable efforts to (i) terminate the Sauces Agreement and (ii) cause a reversion of the rights granted thereunder entirely to George Foreman; provided, however, that in order to accomplish the foregoing, (x) Assignor shall not be required to approach Salton Inc. and (y) Assignor shall not be required to pay any fee to Cambridge Foods LLC or Salton Inc., although if Assignor becomes aware that Cambridge Foods LLC and/or Salton Inc. may be willing to terminate the Sauces Agreement for a fee, Assignor shall promptly notify Assignee in writing of such fact and give Assignee the opportunity to pay such fee. Upon such termination, the rights previously granted to the licensee thereunder shall automatically be transferred and assigned to Assignee.

            4.    Royalties and Other Consideration.

            (a) In consideration of the assignment to Assignee in Paragraph 2 above and the other grants to Assignee hereunder, Assignor shall be entitled to (i) the membership interests in Assignee pursuant to the
Subscription Agreement of even date (the "Subscription Agreement") and executed contemporaneously herewith; and (ii) the Assignor Royalty as described in


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Paragraph 5 hereof;  provided that Assignor does not materially  breach any of its representations, warranties or agreements hereunder (but subject to the limitations on Assignor's liability described in Paragraph 8(c) below).

            (b) As of even date herewith, the Assignor and MM Companies have entered into a Limited Liability Company Agreement (the "LLC Agreement") with respect to, among other things, the operations and the sharing of the resultant profits, losses and cash flow of the Assignee. The Assignor and MM Companies contemplate not only that any and all business relating to the exploitation and use of the Traditional Licenses, as described more fully herein (the "Traditional Licensing Business"), shall be conducted exclusively through the Assignee, but that the Assignee shall also conduct such other business activities and operations as the Board of Managers of the Assignee shall determine from time to time to be appropriate and suitable to be carried on by the Assignee (the "Non-Traditional Businesses"). Under the LLC Agreement, (i) income equal to the Assignor Royalty payable hereunder in respect of any fiscal year of the Assignee shall be treated as a specially allocated item of income solely allocable to the Assignor, and (ii) in respect of any fiscal year of the Assignee, income equal to the amount of the Net Traditional License Payments (after deduction of the Assignor Royalty payable to the Assignor in respect of such year in accordance with the terms of this Agreement) to be retained by the Assignee shall be treated as specially allocated items of income solely allocable to MM Companies.

            (c) Notwithstanding anything to the contrary contained herein and in that certain Services Agreement (the "Services Agreement") entered into as of even date herewith by and between George Foreman Productions, Inc. ("GFPI") and Assignee, in the event that (i) the Assignee shall enter into and conduct Non-Traditional Businesses, (ii) a tax distribution (the "Tax Distribution") is distributed in accordance with the terms of the LLC Agreement by the Assignee to the Assignor in respect of the Assignor's share of the taxable income of such Non-Traditional Businesses for a given fiscal year of the Assignee and (iii) in accordance with the terms of the LLC Agreement, MM Companies elects not to receive a Tax Distribution with respect to its share of the taxable income of such Non-Traditional Businesses for a given fiscal year of the Assignee, then the following shall occur: (x) first, the amount of the Assignor Royalty otherwise payable by the Assignee to the Assignor in respect of such year shall be reduced by the amount of such Tax Distribution to the Assignor (hereinafter the amount by which the Assignor Royalty is to be reduced is referred to as the "Reduction Amount"), and (y) second, income in an

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amount equal to the Reduction Amount shall be allocated in accordance with the provisions of the LLC Agreement.

            (d) In addition, notwithstanding anything to the contrary contained in this Assignment Agreement and the Services Agreement, if the Reduction Amount for any fiscal year of the Assignee shall exceed the amount of the Assignor Royalty payable hereunder to the Assignee in respect of such year, such excess (the "Excess Reduction Amount") shall next be applied to reduce up to (but not in excess of) the amount of the Bonus (as such term is defined in the Services Agreement) that would otherwise be payable to GFPI for such year under the Services Agreement, and any resultant increase in the income of the Assignee from the reduction of such Bonus shall be allocated in accordance with the provisions of the LLC Agreement.

            5.    Accountings and Reports.

            (a) Assignee agrees to keep full and accurate books of account respecting the sale of all Products and Services by Assignee pursuant to this Agreement, and the receipt by Assignee of all Net Traditional License Payments. Assignor shall have the right at Assignor's own expense, and not more often than once in any calendar year, to examine said books and records on prior written notice to Assignee of at least thirty (30) days, insofar as said books and records concern the sale of Products and Services by Assignee pursuant to this Agreement and the receipt by Assignee of all Net Traditional License Payments, for the sole purpose of verifying the accounting statements sent by Assignee to Assignor during the two (2) years prior to the commencement of such audit. Assignor may make such examination for a particular Royalty Report only once, and only within two (2) years after the date when Assignee sends Assignor the Royalty Report. In the event that Assignor shall examine such records, such examination shall be conducted by an independent auditor selected by Assignor and reasonably approved by Assignee, such examination being conducted in such manner as to not unduly interfere with the business of Assignee. Assignor's representatives shall not disclose to any other person, firm or corporation any information acquired as a result of any such examination; provided, however, that nothing herein contained shall be construed to prevent Assignor and/or its duly authorized representatives from testifying in any court of competent jurisdiction with respect to the information obtained as a result of such examination, in any action instituted to enforce the rights of Assignor under the terms of this Agreement.

            (b) Royalty  Reports  shall be made within  ninety (90) days after the close of each Royalty Reporting Period, together with payment of the royalties payable to Assignor that are reflected in the accompanying statement. All statements rendered by Assignee to Assignor shall be binding upon Assignor and not subject to any objection by Assignor for any reason unless specific objection in writing, stating the basis thereof, is given to Assignee within two (2) years from the date rendered. Failure to make specific objection within said time period shall be deemed approval of such statement. Assignor will not have the right to bring an action against Assignee in connection with any statement or payment hereunder unless Assignor commences the suit within six (6) months from the date such written objection, if any, is so given.

            6. Maintenance and Protection of the Marks and Indicia Rights. Assignor agrees to inform Assignee of any encroachment or infringement of the Marks and Indicia Rights which comes to the attention of Assignor. Any litigation or other action to protect the Marks and Indicia Rights granted hereunder and to abate infringement shall be under the complete control of Assignee and at Assignee's expense; provided, however, that if any such litigation or other action arises in whole or in part out of Assignor's breach of any of its representations or warranties hereunder, it shall be at Assignor's expense (but still under the complete control of Assignee), subject to the limitations on Assignor's liability described in Paragraph 8(c) below. Assignee may retain any money judgment or settlement in such action, without obligation to Assignor. Assignor agrees to cooperate reasonably in any such litigation or action, at Assignee's expense; provided, however, that if any such litigation or other action arises in whole or in part out of Assignor's breach of any of its representations or warranties hereunder, it shall be at Assignor's expense, subject to the limitations on Assignor's liability described in Paragraph 8(c) below. Assignee agrees to use its commercially reasonable efforts (in Assignee's judgment) to protect the Marks and Indicia Rights granted hereunder. Notwithstanding the foregoing, to the extent that any action that is the subject of this Paragraph 6 is brought by Assignor, or by any third party (including, without limitation, Casual Male Retail Group, Inc.) against Assignor, to enforce or to protect or otherwise in connection with Assignor's or Assignor's licensee's or assignee's rights in any Mark or Indicia Right to the extent the same is the subject of any Existing Agreement or any Salton Agreement, the expenses and control thereof shall to such extent be Assignor's sole responsibility; provided, however, that it is acknowledged and agreed that no costs or expenses incurred by Assignor pursuant to this sentence shall be applied against the Cap (as defined in Paragraph 8(c) below) or otherwise included in determining whether the Cap has been achieved; and provided, further, that Assignor shall not agree to any settlement that impacts Assignee's rights in the Marks and/or Indicia Rights hereunder without Assignee's prior written consent.

            7. Uses and Licenses by Assignee. Assignee shall not use, and shall not authorize licensees to use, the Marks and/or Foreman Indicia in connection with any religious products (e.g., crucifixes, Stars of David) or any product containing alcohol, tobacco, firearms, political statements or sexual content.

            8.    Representations and Warranties.

                  (a) GEORGE FOREMAN  PRODUCTIONS,  INC., and GEORGE  FOREMAN,
hereby expressly represent and warrant that: (i) collectively, they are the sole owner of the Marks and the Indicia Rights and all rights pertaining thereto (subject to the rights previously conveyed under the Existing Agreements and the Salton Agreements and remaining thereunder with the applicable third parties as of the date hereof, as described in Paragraph 3 above); (ii) collectively, they have the sole and exclusive right to assign the Marks and the Indicia Rights to Assignee (subject to the rights previously conveyed under the Existing Agreements and the Salton Agreements and remaining thereunder with the applicable third parties as of the date hereof, as described in Paragraph 3 above); (iii) collectively, they own outright and have good and marketable title to, all right, title and interest in and to the Marks, together with the good will of the business symbolized by the Marks, in all trademark classes and product and service categories, and to the Indicia Rights, subject to the rights previously conveyed under the Existing Agreements and the Salton Agreements (i.e., the use of certain Marks in product categories described on Exhibit I attached hereto); in each case free and clear of any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement or any other encumbrance whatsoever; and, without limiting the foregoing, there is no other assignee, licensee, other claimant or senior user, with superior rights thereto; (iv) they are fully authorized to enter into and fully perform this Agreement; (v) Assignee shall not be under any obligation for the payments of any commissions or fees to any agent or other representative of Assignor on account of this Agreement; (vi) this Agreement has been duly and validly executed by them and constitutes a valid and binding obligation upon them enforceable against them in accordance with its terms; (vii) there are no existing agreements or understandings in effect pertaining to the Marks or Indicia Rights other than the Existing Agreements and Salton Agreements; (viii) none of the rights granted under the Existing Agreements or the Salton Agreements will be enlarged; (ix) they will not hereafter enter into any agreements or understandings pertaining to the Marks, the Foreman Indicia or the Indicia Rights, in whole or in part, except as specifically permitted by Paragraph 3 above; (x) there are no pending or threatened litigations or conflicts of any nature whatsoever involving the Marks, the Foreman Indicia, or the Indicia Rights; and (xi) they will not grant, or purport to grant, any rights that would be inconsistent with or otherwise reduce the value of the rights granted hereunder, including, without limitation, granting or permitting any party the right to use the Marks or the Foreman Indicia, in whole or in part, for the purposes of trade or advertising, or any other commercial use, in any manner. Notwithstanding anything in clause (x) of the preceding sentence to the contrary, Assignor has advised Assignee of certain office actions of the United States Patent and Trademark Office (the "PTO") relating to trademark application numbers 78383404, 78273528, 78370744, 78422440, 78422472,
78422487,  78370741,  78371185, 78273529, 78349916 and 78381729, which contain objections to registration by the PTO; the foregoing objections by the PTO will not be deemed to constitute a breach by Assignor of said clause (x).

                  (b) Assignee represents and warrants that it is fully authorized to enter into and perform this Agreement and that this Agreement has been duly and validly executed by Assignee and constitutes a valid and binding obligation upon Assignee enforceable against Assignee in accordance with its terms.

                  (c) GEORGE FOREMAN PRODUCTIONS, INC., and GEORGE FOREMAN, shall be jointly and severally liable, to indemnify and hold Assignee harmless against any and all loss, damage and expense, including attorneys' fees and costs, arising out of any claims, demands, actions, suits or prosecutions that may be instituted against Assignee by reason of either (i) an infringement of any third party's copyright, trademark or other rights by the Marks and/or the exercise of the Indicia Rights or (ii) any material breach by one or both of GEORGE FOREMAN PRODUCTIONS, INC., and GEORGE FOREMAN of any of their warranties, representations or agreements set forth in this Agreement and/or in the Services

Agreement (collectively, "Indemnifiable Losses"). Pending the determination of any claim, Assignee may withhold sums due to Assignor hereunder, or pursuant to the Services Agreement, in reasonable proportion to the potential liability of Assignee with respect to such claim. Assignee shall have the absolute right to control the defense of any such claim. Assignee agrees that Assignor's aggregate liability to Assignee under this Agreement and the Services Agreement for all Indemnifiable Losses will not exceed the lesser of (x) the total maximum value of the Fee (as defined in the Services Agreement) and the Assignor Royalty payable pursuant to this Agreement, in each case solely to the extent such amounts are to be payable to Assignor following the earlier of
(A) the date that a third party provides Assignee and/or Assignor with a claim or demand for which Assignor's indemnity hereunder applies, (B) the filing of a suit against Assignee and/or Assignor with a claim or demand for which Assignor's indemnity hereunder applies, and (C) the date Assignee makes a written claim or demand against Assignor for which Assignor's indemnity hereunder applies, and (y) Six Million Dollars ($6,000,000) (the lesser of (x) and (y), the "Cap"). For purposes of clarification and by way of example only, if a claim or demand is made on January 1, 2007 for which Assignor's indemnity hereunder applies, then Assignor's total liability in connection therewith, together with Assignor's liability for any other Indemnifiable Losses, will not exceed the total maximum value of, and shall be recovered solely by offset against, payments of the Assignor Royalty and of the Fee (as defined in the Services Agreement), in each case to the extent to be paid following January 1, 2007, but in all events limited by the maximum $6 million amount set forth in clause (y) of the definition of the Cap. Assignee hereby acknowledges that Assignor does not make any representations or warranties relating to Assignor's intellectual property rights except as specifically provided for under this Agreement or the Services Agreement. Except for the remedies specified in Paragraph 9 of the Services Agreement, the indemnification provided for in this Paragraph 8(c) shall be the sole and exclusive remedy of Assignee for any Indemnifiable Loss. In the event of any conflict between this Paragraph 8(c) and any provision of any other agreement or instrument entered into or delivered in connection with the transactions contemplated by this Agreement, this Paragraph 8(c) shall govern.

                  (d) Assignee agrees to indemnify and hold Assignor harmless as to all damages and costs, including attorneys' fees and costs resulting from all claims by a third party (i) of material breach or alleged breach by Assignee of Assignee's warranties, representations or agreements hereunder, or (ii) for injury or property damage based on the use of the Products and Services as produced, sold and furnished by Assignee or Assignee's licensees.

                  (e) Assignee shall have the absolute right to take over in any proceeding brought against GEORGE FOREMAN PRODUCTIONS, INC. and/or GEORGE FOREMAN pursuant to this paragraph relating to the Marks and no settlement will be entered into by GEORGE FOREMAN PRODUCTIONS, INC. and/or GEORGE FOREMAN relating to the Marks without prior written approval of Assignee.

            9. Services Agreement. Any material breach or default by Assignor under the Services Agreement shall constitute a material breach or default by Assignor under this Agreement and any event that would give Assignee the right to suspend, extend, terminate or withhold any payments under the Services Agreement shall similarly give Assignee the right to suspend, extend, terminate or withhold any payments under this Agreement, as the case may be.

            10.   Assignor  License   Proposals.   If  Assignor   requests  in
writing that Assignee license to a third party a Mark or Marks for use in connection with a particular product or service in an arrangement described by Assignor in reasonable detail (including, without limitation, as to proposed licensees, financial terms, products/services and distribution channels), and Assignee fails to make a good faith effort to (x) exploit such product or service itself or (y) grant a license to a third party for such product or service, within eighteen (18) months following Assignee's receipt of Assignor's written request therefor, then upon Assignor's written request following such eighteen (18) month period, Assignee will license the rights to such product or service to Assignor on a royalty-free basis on customary industry terms to be negotiated in good faith, including, without limitation, quality control provisions, for the sole purpose of enabling Assignor to sublicense such rights to a third party and if the parties are unable to agree upon such terms, the parties shall submit the matter on an expedited basis for arbitration in accordance with the procedures described in Paragraph 10(b) below; provided, however, that with respect to a requested license to use the Mark or Marks in connection with the operation of restaurants, the foregoing period shall be nine (9) months in lieu of eighteen (18) months, Paragraph 10(b) below will not apply and in no event will any Marks be used in connection with the sale of alcohol. The terms and conditions of any such sublicense by Assignor, other than the advance, royalty amount, and guarantee, if any, shall be consistent with customary industry terms, and subject to Assignee's prior written approval, not to be unreasonably withheld or delayed and Assignor shall be required to disclose to Assignee all of the terms and conditions of any such proposed sublicense (including, without limitation, the amounts of the advance, royalty and guarantee, if any). Notwithstanding the foregoing, Assignee shall not be required to comply with the foregoing procedures and/or grant Assignor a license if:

                  (a) the requested license would conflict with an existing or contemplated license at or about the time the request is made by Assignor;

                  (b) Assignee determines that the requested license (i) would diminish the good will attaching to one or more of the Marks and/or Foreman Indicia, in whole or in part, (ii) is contrary to the best interests of Assignee and/or (iii) is inconsistent with Assignee's business plan for the exploitation of the Indicia Rights and/or the Marks; provided, however, that if Assignor disagrees with Assignee's determination pursuant the foregoing (i), (ii) or (iii), the parties shall submit the matter on an expedited basis to the American Arbitration Association in New York, New York in accordance with the rules promulgated by said association before a single arbitrator that is an expert in trademark licensing, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over this Agreement, in which event, the prevailing party shall be entitled to recover any and all reasonable attorney's fees and other costs incurred in connection with the arbitration; or

                  (c) if Assignee is willing to itself enter into the license agreement with the requested licensee under the proposed terms.

            11. Events of Reassignment. Upon any Reversion Trigger, the Indicia Rights and Marks shall be automatically and without requirement of any action by Assignor assigned to Assignor, subject to any then existing licenses or other agreements made by Assignee with unaffiliated third parties. Assignee shall execute any agreements or other instruments reasonably requested by Assignor for the purpose of giving effect to such assignment. The consideration recited in Paragraph 4 of this Agreement is and shall be deemed to constitute adequate consideration for the covenants of Assignee in this Paragraph 11. The occurrence of any of the following events shall constitute a "Reversion Trigger" for purposes of this Agreement:

                  (a) Assignee makes any written admission of insolvency;

                  (b) Assignee  files a voluntary  petition in bankruptcy or a
voluntary  petition  seeking   reorganization  or  to  effect  a  plan  or  an
arrangement with or for the benefit of

Assignee's creditors, or an involuntary petition to such effect is filed and not dismissed within ninety (90) days;

                  (c) Assignee applies for or consents to the appointment of a receiver, trustee or conservator for any portion of Assignee's property, or such appointment is made without Assignee's consent and not removed within ninety (90) days;

                  (d) Occurrence of any event of any of the foregoing types with respect to MM Companies.

            12.  Miscellaneous.

                  (a) Successors and Assigns; Assignment. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party; provided, however, that (i) Assignee may assign this Agreement (A) in connection with a merger or sale of all or a substantial portion of Assignee's stock or assets, (B) to any entity (x) of which George Foreman Ventures LLC or MM Companies is the managing member, sole general partner or sole director, or
(y) which provides Assignor with the same management rights provided to Assignor pursuant to Section 3 of the LLC Agreement, or (C) with the prior written consent of GEORGE FOREMAN PRODUCTIONS, INC., or GEORGE FOREMAN, or their successors in interest; and (ii) Assignee may license any of its rights hereunder and Assignee and its licensees may subcontract any portion of the design, development, manufacture or marketing of Products and/or Services hereunder without restriction. Any purported assignment by either party contrary to the terms of this paragraph shall be null and void.

                  (b) Governing Law. This Agreement will be governed by and construed and enforced under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws. Subject to the limited instances in which the expedited arbitration provision of Paragraph 10 hereof shall apply, any controversy or claim arising under, out of, or in relation to this Agreement or any breach or alleged breach hereof, shall be determined and settled by arbitration, pursuant to the rules then obtaining of the American Arbitration Association ("AAA"), and the procedures set forth herein. In the event of an inconsistency between the rules of the AAA and the procedures set forth herein, the procedures set forth herein shall control. The location of the arbitration shall be in New York, New York.

The arbitration shall be conducted by a panel of three (3) neutral arbitrators who are independent and disinterested with respect to the parties, the Agreement, and the outcome of the arbitration. The parties shall first attempt to select mutually the three (3) arbitrators. If no agreement can be reached by the parties within thirty (30) days of the filing of the demand for arbitration, then each party shall select one (1) arbitrator and the two (2) arbitrators thus selected shall then select the third arbitrator. If any vacancy occurs in the board of arbitrators appointed hereunder by reason of death, resignation, refusal to act, physical incapacity or otherwise, a new arbitrator shall be appointed in the same manner and by the same party or arbitrators, as applicable, by whom the previous incumbent was appointed. The arbitrators shall be instructed and directed to assume case management initiative and control over the arbitration process (including, without limitation, scheduling of events, prehearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute. Each party shall bear its own expenses in connection with the arbitration, and shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators, unless the arbitrators rule otherwise. Such determination by the two (2) of the three (3) arbitrators shall be final, binding and conclusive upon the parties hereto and shall be rendered in such form that it may be judicially confirmed under the laws of the State of New York. The parties hereto expressly consent to the exclusive jurisdiction of the courts in New York County to enforce any award of the arbitrators.

                  (c)   Survival.   The   representations,    warranties   and
indemnifications of Assignor and Assignee contained in this Agreement shall survive.

                  (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signed facsimile copies of this Agreement will legally bind the parties to the same extent as original documents.

                  (e) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.

                  (f) Notices. Any notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered
(a) personally by hand or by
courier, (b) mailed by United States first-class mail, postage prepaid or (c) sent by facsimile directed (i) if to Assignor, at Assignor's address or facsimile number set forth below, or at such address or facsimile number as Assignor may designate by giving at least ten (10) days' advance written notice to Assignee or (ii) if to Assignee, to its address or facsimile number set forth below, or at such other address or facsimile number as Assignee may designate by giving at least ten (10) days' advance written notice to Assignor. All such notices and other communications shall be deemed given upon
(x) receipt or refusal of receipt, if delivered personally, (y) three (3) days after being placed in the mail, if mailed, or (z) confirmation of facsimile transfer, if faxed.

                     The address of Assignor for the purpose of this Paragraph 12(f) is as follows:

                     George Foreman Productions, Inc./George Foreman
                     [**ADDRESS**]
                     [**FAX**]

                     with a copy to:

                     Kirkpatrick & Lockhart Nicholson Graham LLP
                     2828 North Harwood Street, Suite 1800
                     Dallas, Texas 75201-6966
                     Attention: Robert Everett Wolin, Esq.
                     Facsimile: (214) 939-4949

                     The address of Assignee for the purpose of this Paragraph 12(f) is as follows:

                     George Foreman Ventures LLC
                     100 N. Wilkes-Barre Blvd, 4th Floor
                     Wilkes-Barre, Pennsylvania 18702
                     Facsimile: (570) 820-7014

                     with copies to:

                     Kramer Levin Naftalis & Frankel LLP
                     1177 Avenue of the Americas
                     New York, New York  10036
                     Attention: Peter G. Smith, Esq.
                     Facsimile: (212) 715-8000

                     and

                     Franklin, Weinrib, Rudell & Vassallo, P.C.
                     488 Madison Avenue
                     New York, New York 10022
                     Attention: Kenneth M. Weinrib, Esq.
                     Facsimile: (212) 308-0642

                  (g) Force Majeure. It is understood and agreed that in the event an act of government, war, fire, flood, an Act of God or labor trouble, or any other similar or dissimilar reasons beyond the control of Assignee prevents the performance by Assignee of the provisions of this Agreement, then such nonperformance by Assignee shall not be considered a breach of this Agreement and such nonperformance shall be excused while the conditions described herein prevail.

                  (h)  Amendments  and Waivers.  This Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Assignor and Assignee. Any amendment effected in accordance with this Paragraph 12(h) will be binding upon Assignor, Assignee and their respective successors and assigns.

                  (i) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

                  (j) Entire Agreement. This Agreement, together with the Subscription Agreement and the Services Agreement, and all exhibits and schedules hereto and thereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

                  (k) Further Assurances. Assignor further agrees, upon Assignee's request, to do all acts necessary to carry out the terms of this Agreement and to execute, and, where necessary, to cause the family members of GEORGE FOREMAN to execute, any and all documents in connection therewith. Without limitation of the foregoing, Assignee agrees that simultaneously with the execution hereof and at such time(s) in the future as may be requested by Assignee, GEORGE FOREMAN will execute a trademark registration authorization confirmation letter, a form of which is attached hereto as Exhibit J. In the event that Assignor fails to execute any document or instrument within fifteen (15) days of Assignee's request therefor, Assignor hereby irrevocably appoints Assignee his and its attorney in fact with the

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

right, but not the obligation, to execute such documents or instruments in the names of and on behalf of such parties, but for Assignee's benefit, which appointment shall be coupled with an interest and irrevocable.

                  (l) Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

                  (m) Fees, Costs and Expenses. Except as otherwise provided for in this Agreement and in Section 4(l) of the Subscription
Agreement, all fees, costs and expenses (including attorneys' fees and expenses) incurred by any party hereto in connection with the preparation, negotiation and execution of this Agreement and the exhibits and schedules hereto and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of any governmental authorities), shall be the sole and exclusive responsibility of such party.

                  (n) Confidentiality. Assignor agrees that Assignor will not authorize or release advertising or publicity materials, nor will
Assignor give interviews which make reference to the details of this Agreement without Assignee's prior written approval, although GEORGE FOREMAN may, during interviews, respond, discuss and comment in a favorable and positive manner that Assignor is associated with Assignee and the licensees hereunder and endorses and uses their products and services. Without limitation of the foregoing, Assignor agrees to treat confidentially the financial terms of the Agreement and not to divulge the business terms and conditions of the Agreement without the prior written consent of Assignee.

                  (o) Remedies. It is expressly understood and agreed that the rights and privileges granted to Assignee hereunder are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which could not be reasonably or adequately compensated in damages in an action of law, and that Assignor's failure or refusal to perform any obligations hereunder or to comply with the provisions hereof might cause Assignee to suffer irreparable loss and damage. Accordingly, Assignor agrees that should Assignor fail or refuse to perform such obligations or comply with such restrictions, Assignee shall be entitled as a matter of right to ex-parte injunctive or other equitable relief against Assignor to prevent the continuance of such failure or refusal or to prevent Assignor from performing services for, or granting rights to others, or taking actions described in violation of this Agreement. Neither the right to resort to injunctive or other equitable relief, nor the exercise of such right, shall constitute a waiver of any other or additional rights or remedies or pursuant to the terms of this Agreement which Assignee may have against Assignor as a result of such failure or refusal. All rights, licenses, privileges and property herein conveyed to Assignee are irrevocable and not subject to rescission, restraint or injunction under any and all circumstances, except if Assignee violates the provision in Paragraph 7 above which provides that Assignee shall not use, and shall not authorize licensees to use, the Marks and/or Foreman Indicia in connection with any religious products (e.g., crucifixes, Stars of David) or any product containing alcohol, tobacco, firearms, political statements or sexual content. Except as specifically provided to the contrary in the preceding sentence, Assignor's rights and remedies shall be limited to the right, if any, to obtain damages at law. Assignee may exploit, or forbear from exploiting, the rights granted herein in whole or in part, in Assignee's reasonable commercial judgment. If Assignee shall at any time breach any of its material obligations hereunder including by failing to make any payment or render any statement required under this Agreement when due, Assignor shall not commence any action or proceeding until Assignee has failed to remedy such default within thirty (30) days after notice thereof by Assignor.

                  (p) Drafting History. In resolving any dispute or construing any provision in this Agreement, there shall be no presumption made or inference drawn (i) because the attorneys for one of the parties drafted this Agreement, (ii) because of the drafting history of this Agreement, or (iii) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

                  (q) No Joint Venture. Nothing herein shall create or be deemed to create any agency, partnership or joint venture relation between the parties and neither party has the power to obligate or bind the other in any manner whatsoever.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first written above.

GEORGE FOREMAN VENTURES LLC

By:__________________________
Name:
Title:

GEORGE FOREMAN PRODUCTIONS, INC.

By:__________________________
Name:
Title:

____________________________
GEORGE FOREMAN


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

                                   Exhibit C
                                   ---------

                        [Form of Short Form Assignment]

                             TRADEMARK ASSIGNMENT
                             --------------------


      WHEREAS [Name of assignor],of [address], has adopted, used and is using one or more marks [which are registered] [for which registration applications are pending] [in the United States Patent and Trademark Office], as described on Schedule A attached hereto; and

      WHEREAS George Foreman Ventures LLC, of 100 N. Wilkes-Barre Blvd, 4th Floor, Wilkes-Barre, Pennsylvania 18702, is desirous of acquiring said marks and the [registrations thereof] [applications therefor];

      NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, said [Name of assignor] does hereby assign unto the said George Foreman Ventures LLC all right, title and interest in and to the said marks, together with the good will of the business symbolized by the marks, and the above identified [registrations thereof] [applications therefor].


                                                _____________________________
                                                George Foreman

STATE OF                )
                        ) s.s.:
COUNTY OF               )

      On this  ____________ day of  ______________,  2005,  before me appeared
[Name of Assignor], the person who signed this instrument, who acknowledged that he signed it as a free act on his own behalf.


____________________________
Notary Public




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